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                                                                  EXHIBIT 16.1

                        [LETTERHEAD OF DELOITTE & TOUCHE LLP]


May 8, 1998

Securities and Exchange Commission
450 5th Street, NW - Mail Stop 9-5
Washington, D.C. 20549


Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Datametrics Corporation dated April 29, 1998 and have the following comments:

With respect to Item 4.(a)(1)(i):

We have no basis to agree or disagree with the statements in the first paragraph. With respect to the statements in the last sentence of the second paragraph, during the last fiscal year, Deloitte & Touche LLP concluded that certain spare and repair parts inventories that Datametrics Corporation does not expect to sell within one year should be classified as noncurrent assets. We have no basis to agree or disagree with the other statements in the second paragraph.

With respect to Item 4.(b):

We agree with the statements contained in the first, second, third, fourth (except for the last sentence) and sixth paragraphs. We have no basis to agree or disagree with the statements contained in the last sentence of the fourth paragraph and in the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP